Exhibit 21

Murphy USA Inc.
List of Subsidiaries
		Percentage of Voting
	State or Other	Securities owned by
	Jurisdiction	Immediate
Name of Company	of Incorporation	Parent
Murphy Oil USA, Inc.	Delaware	100%
591 Beverage, Inc.	Nebraska	100%
864 Holdings, Inc.	Delaware	100%
864 Beverage, Inc.	Texas	100%
Hankinson Holding, LLC	Delaware	100%
Hereford Renewable Energy, LLC	Delaware	100%
Murphy Oil Trading Company (Eastern)	Delaware	100%
Spur Oil Corporation	Delaware	100%
Superior Crude Trading Company	Delaware	100%